SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 SCHEDULE 14D-1
                             Tender Offer Statement
       Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934
                                (Amendment No. 6)


                       GREAT WESTERN FINANCIAL CORPORATION
                       (Name of Subject Company ([Issuer])

                            H. F. AHMANSON & COMPANY
                                    (Bidder)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    391442100
                      (CUSIP Number of Class of Securities)


                              MADELEINE A. KLEINER
               SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            H. F. AHMANSON & COMPANY
                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA  91706
                                 (818) 960-6311
           (Name, Address and Telephone Number of Person Authorized to
             Receive Notices and Communications on Behalf of Bidder)

                                   COPIES TO:

                                 H. RODGIN COHEN
                               ALAN J. SINSHEIMER
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK  10004
                                 (212) 558-4000

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(13)     Letter to Great Western Financial Corporation stockholders.

(a)(14)     Communication to analysts and investors.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 30, 1997                   H. F. AHMANSON & COMPANY


                                             /s/ Tim S. Glassett
                                       -----------------------------------
                                       By:   Tim S. Glassett
                                             First Vice President and
                                                Assistant General Counsel